Exhibit 23.4

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-7410, 333-7412, 333-11022 and 333-13384) of Royal Dutch Petroleum Company of our report dated March 13, 2002, relating to the Financial Statements of Royal Dutch Petroleum Company which is included in this 2001 Annual Report on Form 20-F.

/s/ KPMG ACCOUNTANTS N.V., THE HAGUE KPMG Accountants N.V., The Hague

April 8, 2002

E6      Exhibits